September 23, 2024

Ian Goodkind

Re: Transition and Separation Agreement

Dear Ian:

This letter (“Letter Agreement”) memorializes the following agreement regarding your transition and separation from JAMF Holdings, Inc. (the “Company”) and Jamf Holding Corp. (“Parent”):

1.Subject to the terms herein, effective as of the close of business thirty (30) days after the date on which a new Chief Financial Officer commences employment with Parent and the Company, which for the purposes of this Letter Agreement shall mean 11:59 p.m. Central Time on that date (the “Separation Date”), you will (a) cease to be employed by the Company and any direct or indirect subsidiary of Parent (collectively, with Parent, the “Company Group”), (b) cease to serve as the Chief Financial Officer of Parent and the Company and (c) be deemed to have automatically resigned as an officer of the Company and each member of the Company Group for which you serve as an officer.

2.Between the date you sign this Letter Agreement and the Separation Date (the “Continued Employment Period”), you will (a) continue to serve as the Chief Financial Officer of Parent and the Company, (b) remain an employee of the Company and (c) provide those services that the Chief Executive Officer may reasonably request of you from time to time.
3.Except as provided below with respect to your annual bonus for the 2024 fiscal year, during the Continued Employment Period, your employment will remain subject to the terms and conditions set forth in your employment agreement dated August 8, 2022 (the “Employment Agreement”), and you will (a) continue to receive your current annualized base salary as in effect on the date of this Letter Agreement and (b) continue to participate in the Company’s employee benefit plans in which you participate on the date of this Letter Agreement.

4.In addition to the Accrued Benefits (as defined in the Employment Agreement), provided that you (x) remain employed by the Company through the Separation Date (and, for the avoidance of doubt, are not terminated for Cause (as defined in the Employment Agreement)), (y) comply with the terms of this Letter Agreement, the Employment Agreement and the Employment and Restrictive Covenants Agreement, dated as of August 2, 2022, by and between you and the Company (the “Restrictive Covenants Agreement”) and any other post-employment obligations that you may owe to the Company (together with the Restrictive Covenants Agreement, the “Post-Employment Obligations”), and (z) execute and do not revoke the general release of claims attached hereto as Appendix A (the “Release”) in accordance with its terms ((x), (y) and (z), collectively, the “Benefits Conditions”), the Company will provide you with the following payments and benefits:

(a)A cash payment equal to your annual bonus for the 2024 fiscal year, based on the Company Group’s actual performance against the targets set forth in the 2024 bonus plan and prorated by multiplying the amount of your target annual bonus for the 2024 fiscal year (which, for the avoidance of doubt, is $270,000) by a fraction, the numerator of which is the number of days during fiscal year 2024 that you are employed by the Company through the Separation Date and the denominator of which is 365, payable when annual bonuses are ordinarily paid to other employees of the Company;
(b)A cash severance payment equal to six months’ of base salary as in effect on the Separation Date (the “Severance Payment”). The Severance Payment will be paid in a single lump sum on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Separation Date; and
(c)Subject to your eligibility and timely election to continue coverage for you and your spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will, at its option pay or reimburse you on a monthly basis for the difference between the amount you pay to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”, and (a) through (c) of this Section 4, collectively, the “Separation Benefits”). Each payment of the COBRA Benefit will be paid on or about the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which you submit to the Company documentation of the applicable premium payment having been paid by you, which documentation will be submitted by you to the Company within 30 days following the date on which the applicable premium payment is paid. You will be eligible to receive such reimbursement payments until the earliest of: (i) the nine (9) month anniversary of the Separation Date; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive coverage under a group health plan sponsored by another employer (and you agree to promptly report any such eligibility to the Company); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage will remain your sole responsibility, and the Company will not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage.
5.Subject to your satisfaction of the Benefits Conditions, during the period commencing on the Separation Date and ending on June 15, 2025 (the “Cooperation Period”), you agree to cooperate with the Company to ensure a smooth transition and provide ongoing support as requested by the successor Chief Financial Officer, Chief Executive Officer or the Board (the “Cooperation Services”). In exchange for the Cooperation Services during the Cooperation Period, (i) you will receive a lump sum cash payment equal to $90,000, to be paid within 30 days following the end of the Cooperation Period, and (ii) notwithstanding any provision of the Jamf Holding Corp. Omnibus Incentive Plan (the “Omnibus Plan”) to the contrary, your outstanding restricted stock units (“RSUs”) will continue to vest during the Cooperation Period. Except as set forth in this Section 5, your outstanding RSU awards will continue to be subject in all respects to the terms of the applicable award agreements and the Omnibus Plan (including the applicable vesting terms) during and following the Continued Employment Period and the Cooperation Period and shall continue to vest during the Continued Employment Period and the Cooperation Period according to the terms of the Omnibus Plan, as modified by this Section 5. Any RSUs that remain unvested on the last day of the Cooperation Period shall be forfeited for no consideration in accordance with the terms of the Omnibus Plan and applicable award agreement. For the avoidance of doubt, following the Separation Date, you shall not be an employee of any member of the Company Group, you will not be eligible to participate in any Company employee benefit plans or hold any rights as an employee, and you will be responsible for any applicable tax withholdings.

6.You acknowledge the continued effectiveness and enforceability of the Post-Termination Obligations and Restrictive Covenants Agreement, and expressly reaffirm your commitment to abide by the terms of such Post-Termination Obligations and Restrictive Covenants Agreement.

7.Sections 8, 14, 16, and 17 of the Employment Agreement and Section 14 of the Restrictive Covenants Agreement are incorporated herein by reference.

8.Except as expressly provided in this Letter Agreement or as otherwise required by applicable law, you acknowledge that you will not receive any additional compensation, severance or other benefits of any kind following the Separation Date (including, without limitation, pursuant to Section 15 of the Employment Agreement) arising out of or relating to your employment with any member of the Company Group. The Company may withhold from any and all amounts payable under this Letter Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.Governing Law. This Letter Agreement shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration-covered disputes shall be governed, construed and interpreted under the laws of Minnesota, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

If this Letter Agreement accurately reflects your understanding as to the terms and conditions of your transition and separation from employment from the Company Group and continued

cooperation during the Cooperation Period, please sign and date one copy of this Letter Agreement and return it to Jeff Lendino by September 23, 2024.

Very truly yours,

JAMF Holdings, Inc.

By: /s/ Jeff Lendino________________________
Name: Jeff Lendino
Title: Chief Legal Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of my transition and separation from employment with the Company Group and my continued cooperation during the Cooperation Period, and I hereby confirm my agreement to the same.

/s/ Ian Goodkind_____________________________________
Ian Goodkind

Date: September 23, 2024

Appendix A

General Release

1.    Release.
(a)    For good and valuable consideration set forth in the Transition and Separation Letter Agreement (the “Agreement”), dated as of September 23, 2024, by and between Ian Goodkind (“Employee”) and JAMF Holdings, Inc. (the “Company”), Employee knowingly and voluntarily (for Employee and Employee’s heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company, and each of its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties which Employee or any of Employee’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Employee executes this release of claims (this “Release”); (ii) arising out of, or relating to, Employee’s employment with any Released Parties through the date upon which Employee executes this Release; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Employee or in which Employee may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Employee’s termination of employment from any of the Released Parties; and/or (v) arising out of, or relating to, Employee’s status as an employee, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974 (with respect to unvested benefits); any applicable Employee Order Programs; the Fair Labor Standards Act; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; or their federal, state or local counterparts (in each case, as amended); or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all Claims Employee may have against the Released Parties through the date Employee executes this Release, except those Claims that cannot be waived pursuant to applicable laws.
(b)    Employee understands that Employee may later discover Claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section, and which, if known at the time of executing this Release, may have materially affected this Release or Employee’s decision to enter into it. Employee hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(c)    Employee acknowledges, understands, and agrees that Employee has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
(d)    Nothing in this Section shall release or impair: (i) Employee’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Employee executes this Release; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); or (iii) any Claim to vested benefits under the Company’s benefit plans.
Nothing in this Release prevents Employee from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board or other governmental agency or commission (collectively, the “EEOC”) or participating in any EEOC investigation; provided that Employee may not receive any relief (including, without limitation, compensation, reinstatement, back pay, front pay, damages, attorneys’ or experts’ fees, costs, and/or disbursements) as a consequence of any charge filed with the EEOC and/or any litigation arising out of an EEOC charge to the fullest extent permitted by law.  Further, nothing contained in this Release limits, restricts or in any way affects either party’s right to (i) communicate with any governmental agency or entity or regulatory or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.
(e)    Employee acknowledges, understands and agrees that Employee has no knowledge of any actions or inactions by any of the Released Parties or by Employee that Employee believes could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
(f)    Employee represents that Employee has made no assignment or transfer of any right or Claim covered by this Section and that Employee further agrees that Employee is not aware of any such right or Claim covered by this Section.

(g)    Employee acknowledges and agrees that the releases set forth in this Section are an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms of the Agreement.
2.    Cooperation; No Cooperation with Non-Governmental Third Parties. Employee agrees to be available to and cooperate with the Company in any Company internal investigation or administrative, regulatory, or judicial proceeding, arbitration or other settlement or dispute that relates to events occurring during Employee’s employment by the Company or about which the Company otherwise believes Employee may have relevant information, and Employee agrees to provide full and accurate information and reasonable assistance with respect to the same. Such cooperation and assistance by Employee is understood to include, but not be limited to: being reasonably available by telephone or e-mail for periodic questions as needed, being available to the Company upon reasonable notice for interviews, factual investigations and depositions, appearing at the Company’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to the Company pertinent information, assisting with interrogatories, making court appearances, and turning over to the Company all relevant documents which are or may in the future come into Employee’s possession. In the event that the Company asks for Employee’s cooperation in accordance with this Section, the Company agrees to reimburse (or advance, as reasonably needed) Employee for reasonable travel expenses, including lodging and meals, upon submission of receipts to the Company for such expenses. Further, Employee shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, lawsuits, complaints, or other adverse claims or actions by any non-governmental third party against any of the Released Parties, and will not provide any information to any non-governmental third party concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. Employee agrees to notify the Company via email to Jeff Lendino at jeff.lendino@jamf.com immediately in the event of any requests for information or testimony that Employee receives in connection with any of the foregoing.
3.    Voluntary Agreement. Employee has carefully read and fully understands all of the provisions of this Release and that Employee is expressly waiving valuable rights. Employee is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Employee would not be entitled in the absence of executing and not revoking this Release.
4.    Consultation; Consideration and Revocation Period. Employee acknowledges that the Company has advised Employee of Employee’s right to consult with an attorney prior to executing this Release. Employee acknowledges that Employee has 21 calendar days to consider this Release, although Employee may sign it sooner. Employee has 15 calendar days after the date on which Employee executes this Release to revoke Employee’s consent to the Agreement (the “Revocation Period”). Such revocation must be in writing and must be e-mailed to Jeff Lendino at jeff.lendino@jamf.com. Notice of such revocation must be received within the

Revocation Period. In the event of such revocation by Employee, this Release shall be null and void in its entirety, and Employee shall not receive the Separation Benefits (as defined in the Agreement). Provided that Employee does not revoke Employee’s execution of this Release within the Revocation Period, the “Effective Date” shall occur on the 16th calendar day after the date on which Employee initially signs it.
5.    Confidentiality, Restrictive Covenants, and Defend Trade Secrets Act.
(a)     Employee acknowledges and warrants that Employee shall remain bound by all continuing obligations set forth in any agreements or other documents with the Company, including, without limitation, the Post-Employment Obligations (as defined in the Agreement). Furthermore, in addition to any other remedies available to the Company, should Employee breach any of the Post-Employment Obligations, to the fullest extent permitted by applicable law, Employee shall forfeit Employee’s right to the Separation Benefits.
(b)    Nothing in this Release or any other agreement or policy of the Company shall prohibit or restrict Employee or Employee’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release or the Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) seeking or accepting any U.S. Securities and Exchange Commission awards or other relief in connection with protected whistleblower activity; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Pursuant to 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Employee’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Release or any other agreement or policy of the Company is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
6.    No Admission of Wrongdoing. Employee agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
7.    Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee executes this Release.
8.    Governing Law. This Release shall be governed by and construed in accordance with the Federal Arbitration Act. Any non-arbitration-covered disputes shall be governed, construed and interpreted under the laws of Minnesota, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.
9.    Assignment; Third-Party Beneficiaries. This Release is personal to Employee and may not be assigned by Employee. This Release is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in the “Release” Section, and it may be enforced by each of them.
[SIGNATURE PAGE FOLLOWS]

NOT TO BE SIGNED PRIOR TO THE SEPARATION DATE
EMPLOYEE

____________________________        ____________________________
Ian Goodkind                    Date